2017 Earnings Webcast February 13, 2018

Presenting Today 2 Bob Rowe, President & CEO Brian Bird, Vice President & CFO Forward Looking Statements During the course of this presentation, there will be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” The information in this presentation is based upon our current expectations as of the date hereof unless otherwise noted. Our actual future business and financial performance may differ materially and adversely from our expectations expressed in any forward-looking statements. We undertake no obligation to revise or publicly update our forward-looking statements or this presentation for any reason. Although our expectations and beliefs are based on reasonable assumptions, actual results may differ materially. The factors that may affect our results are listed in certain of our press releases and disclosed in the Company’s 10-K and 10-Q along with other public filings with the SEC.

• 2017 operating income increased $15.5 million, or 6.3%, as compared to 2016 due primarily to improved gross margin driven by favorable weather and customer growth. • 2017 net income was down $1.5 million, or 0.9%, as compared to 2016 due primarily to a $17.0 million tax benefit included in our 2016 results. • GAAP diluted EPS of $3.34 in 2017 compared to $3.39 in 2016, a $0.05 or 1.5% decline. • Non-GAAP* adjusted EPS of $3.30 in 2017 remained flat with $3.30 in 2016. • The Board declared a quarterly dividend of $0.55 per share, a 4.8% increase, payable March 30th to shareholders of record as of March 15th, 2018. • On February 5th Fitch affirmed NorthWestern’s debt ratings but revised its outlook from Stable to Negative citing “A series of unfavorable rulings by the MPSC have weighed on NWE’s credit quality.” Recent Significant Activities 3 * See slides 12 & 36 for additional information and Non-GAAP disclosures.

Summary Financial Results (Full Year) 4

5 Gross Margin (Full Year) (dollars in millions) Twelve Months Ended December 31, 2017 2016 Variance Electric $ 703.1 $ 678.8 $ 24.3 3.6% Natural Gas 192.3 177.5 14.8 8.3% Gross Margin $ 895.4 $ 856.3 $ 39.1 4.6% Increase in gross margin due to the following factors: $ 15.7 Electric retail volumes 10.5 Natural gas retail volumes 9.5 2016 Montana Public Service Commission (MPSC) disallowance 1.8 Montana natural gas rates 1.5 2016 Hydro generation rates 1.2 South Dakota generation rates 0.6 Electric transmission 0.4 Electric QF adjustment (14.2) 2016 Lost revenue adjustment mechanism 3.9 Other $ 30.9 Change in Gross Margin Impacting Net Income $ 6.7 Property taxes recovered in trackers 1.5 Operating expenses recovered in trackers $ 8.2 Change in Gross Margin Offset Within Net Income $ 39.1 Increase in Consolidated Gross Margin

Weather- 2017 versus Normal (Full Year) 6 Heating Degree Days Cooling Degree Days We estimate favorable weather in 2017 contributed approximately $3.4 million pretax benefit as compared to normal and $18.6 million pretax benefit as compared to 2016. Source: National Centers for Environmental Information

Operating Expenses (Full Year) 7 Increase in operating expenses due mainly to the following factors: $2.2 million increase in OG&A $ 1.9 Bad debt expense 1.5 Operating expenses recovered in trackers 1.2 Maintenance costs (1.5) Employee benefits and compensation costs (1.0) Insurance reserves 0.1 Other $14.5 million increase in property and other taxes due primarily to plant additions and higher estimated property valuations in Montana. $6.8 million increase in depreciation and depletion expense primarily due to plant additions. (dollars in millions) Twelve Months Ended December 31, 2017 2016 Variance Operating, general & admin. $ 305.1 $ 302.9 $ 2.2 0.7% Property and other taxes 162.6 148.1 14.5 9.8% Depreciation and depletion 166.1 159.3 6.8 4.3% Operating Expenses $ 633.8 $ 610.3 $ 23.5 3.9%

Operating to Net Income (Full Year) 8 $2.7 million decrease in interest expense was primarily due to refinancing $250 million of debt in November 2017 and $2.9 million of interest included in our 2016 results associated with an MPSC disallowance offset partially by higher interest expense on short-term borrowings. $1.4 million increase in other income due primarily to higher capitalization of allowance for funds used during constructions (AFUDC). $21.0 million increase in income tax expense due primarily to the inclusion in our 2016 results of a $17.0 million income tax benefit due to the adoption of a tax accounting method change related to the cost to repair generation assets (of which $12.5 million related to periods prior to 2016), and higher pre-tax income. (dollars in millions) Twelve Months Ended December 31, 2017 2016 Variance Operating Income $ 261.4 $ 245.9 $ 15.6 6.3% Interest Expense (92.3) (95.0) 2.7 2.9% Other Income 6.9 5.5 1.4 25.4% Income Before Taxes 176.1 156.5 19.6 12.5% Income Tax (Expense) Benefit (13.4) 7.6 (21.0) (276.8%) Net Income $ 162.7 $ 164.2 ($ 1.5) (0.9%)

Income Tax Reconciliation (Full Year) 9 The increase in income tax expense was primarily due to higher pretax income and the inclusion in our 2016 results of a $17.0 million income tax benefit due to the adoption of a tax accounting method change related to the costs to repair generation assets (of which $12.5 million related to periods prior to 2016), and higher pre-tax income.

Balance Sheet 10 Debt to total capitalization decreased to 53.7% and now within targeted 50%-55% range.

Cash Flow 11 Improvement in cash from operations is primarily due to refunds in 2016 associated with the DGGS FERC ruling and interim rates in our South Dakota electric rate case of approximately $30.8 million and 7.2 million, respectively.

Adjusted Earnings (Full Year ‘17 vs ’16) 12 The non-GAAP measures presented in the table above are being shown to reflect significant items that were not contemplated in our original guidance, however they should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

The non-GAAP measures presented in the table above are being shown to reflect significant items that were not contemplated in our original guidance, however they should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP. Adjusted Earnings (Fourth Quarter ‘17 vs ’16) 13 (1) Note: Fourth quarter net income and EPS last year (2016) was originally reported as $45.9M and $0.95, respectively. As a result of adopting Accounting Standards Update No. 2016-09 during the fourth quarter of 2016, excess tax benefits of $1.8 million related to vested share-based compensation awards were recorded as a decrease in income tax expense in the Consolidated Statement of Income. In accordance with the guidance, the $1.8 million impact of this adoption is reflected as of January 1, 2016 and included in first quarter 2016 results. Last quarter we indicated we needed $0.95 to $1.10 in the fourth quarter 2017 to meet our guidance for the year. While the $0.96 Non-GAAP earnings we delivered during the quarter was at the low end of the range, it was a 4.3% improvement over 2016.

2018 Earnings Guidance 14 NorthWestern’s 2018 earnings guidance range of $3.35 - $3.50 per diluted share is based upon, but not limited to, the following major assumptions and expectations: • Normal weather in our electric and natural gas service territories; • Equitable regulatory treatment in the process of passing Tax Cuts and Jobs Act benefits on to customers; • Recovery of Montana energy supply costs as proposed in our pending Power Cost & Credit Adjustment Mechanism (PCCAM); • A consolidated income tax rate of approximately 0% to 5% of pre-tax income (previously 8% to12% prior to tax reform); and • Issuance of the remaining $46 million of equity under our current distribution agreement resulting in diluted average shares outstanding ranging between approximately 50.0 million to 50.2 million. Continued investment in our system to serve our customers and communities is expected to provide a targeted long-term 6-9% total return (previously 7-10%) to our investors through a combination of earnings growth and dividend yield. However, negative outcomes in upcoming regulatory proceedings may result in near-term returns below our 6-9% targeted range. Generation investment to reduce or eliminate our capacity shortfall could allow us to achieve the higher-end of our range over the long term. See “Non-GAAP Financial Measures” slide in appendix for “Non-GAAP “Adjusted EPS”.

2017 to 2018 EPS & Dividend Bridge

	Low	Midpoint	High
2017 Non-GAAP Adjusted Diluted EPS		**$3.30**	
	$3.30		$3.30
2018 Earnings Drivers (after-tax and per share)			
Gross margin improvements	0.12	-	0.18
OG&A expense decreases	0.09	-	0.11
Property & other taxes	(0.11)	-	(0.08)
Depreciation & depletion	(0.17)	-	(0.16)
Interest expense	0.03	-	0.05
Other income	0.02	-	0.03
Incremental tax benefit*	0.16	-	0.18
Subtotal of anticipated improvements	**0.14**	-	**0.31**
2018 EPS guidance range prior to ATM equity dilution	**$3.44**	$3.53	**$3.61**
Dilution from At-The-Market Equity Program	(0.09)	-	(0.11)
2018 EPS guidance range after ATM equity dilution	**$3.35**	$3.43	**$3.50**
2018 Targeted dividend payout ratio	64.2%		64.2%
2018 targeted dividend range	**$2.15**		**$2.25**
2018 targeted dividend		**$2.20**	

NorthWestern's 2018 earnings guidance range of $3.35 - $3.50 per diluted share is based upon, but not limited to, the following major assumptions and expectations:

- Normal weather in our electric and natural gas service territories;
- Equitable regulatory treatment in the process of passing Tax Cuts and Jobs Act benefits on to customers;
- Recovery of Montana energy supply costs as proposed in our pending Power Cost & Credit Adjustment Mechanism (PCCAM);
- A consolidated income tax rate of approximately 0% to 5% of pre-tax income (previously 8% to 12% prior to tax reform); and
- Issuance of the remaining $46 million of equity under our current distribution agreement resulting in diluted average shares outstanding ranging between approximately 50.0 million to 50.2 million.

** 2018 earnings drivers above are calculated using an updated 25.3% federal and state composite statutory rate (38.5% prior to the Tax Cuts and Jobs Act). The "Incremental tax benefit" line reflects the remaining benefit of the lower tax rate not otherwise captured in the individual earnings drivers listed. Since this tax benefit will ultimately accrue to the benefit of customers for the full year of 2018, gross margin includes an offsetting impact reflecting the anticipated deferral of revenues collected during the year that will be subject to commission approved spending plans or refund.*

2017 Non-GAAP → 2018 Midpoint

Prior to ATM Equity Dilution: **$3.30 → $3.53 = 7.0% Increase**

After anticipated ATM Equity Dilution: **$3.30 → $3.43 = 3.9% Increase**

Dividend Growth

$2.10 → $2.20 = 4.8% increase

NorthWestern Energy
Delivering a Bright Future

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Estimated Impacts of the Tax Cuts & Jobs Act 16 Tax reform had no impact on our net income in 2017. As a result of the reduction in the federal corporate tax rate, we reduced our deferred tax liability by approximately $321 million. This reduction was offset in regulatory assets and liabilities. • Our current electric and gas rates are expected to remain unchanged until recalculated in our next general rate proceedings. • However, dockets have been initiated in Montana and South Dakota to provide the income tax benefit to customers effective January 1st. • As a result, we began deferring the recognition of revenue (estimated to be $15-20 million in 2018 on a consolidated basis) into a regulatory liability account. The reduction in revenue recognized is anticipated to be offset by an equal reduction in income tax expense - with no impact to net income. • Utilization of the deferred revenue (regulatory liability) will be determined in the pending dockets. • As a result of tax reform, we are updating our effective tax rate assumption included in 2018 guidance to 0% - 5% (previously 8% - 12%). NOLs are now anticipated to be available into 2020 (previously 2021). • We currently believe our debt coverage ratios will be adequate to maintain existing credit ratings. However, further negative regulatory actions would likely lead to credit downgrades. The illustration above is based on current estimates. Actual impact will ultimately be subject to regulatory approval. The $15-$20 million range shown includes $2-$4 million of annual amortization of excess deferred taxes subject to the average rate assumption method (ARAM).

Financing Activities 17 Long-Term Debt Refinancing • In October 2017, we priced $250 million principal, 4.03% - 30 year Montana First Mortgage Bonds • We closed the transaction in early November 2017. • Proceeds used to redeem existing $250 million – 6.34% Montana First Mortgage Bonds due in 2019 $100 million At-The-Market Equity Distribution Program • Initiated in September 2017 • Proceeds to repay or refinance debt (including short-term debt), fund capital expenditures and other general corporate purposes • During the third & fourth quarters of 2017 we sold 888,938 shares of common stock at an average price of $60.68 per share, for a total of approximately $54 million of proceeds. Expect annual interest expense savings of over $5 million net of make-whole amortization We anticipate issuing the remaining $46 million under the current distribution agreement by the end of 2018.

Montana Property Tax Tracker Filing • On January 29th the MPSC issued an order in our 2017 property tax tracker filing by further reducing our recovery of Montana property taxes by a total of $3.5 million impacting both 2017 and 2018 (approximately $1.75 million each year). This change was a result of applying an alternate allocation methodology that lowers the property tax allocation to our electric retail customers (with a higher allocation to FERC customers for which we do not have a tracking mechanism). • On February 8th we filed a motion for reconsideration with the MPSC. We expect a decision by the end of March 2018. Tax Cuts and Jobs Act • The MPSC and SDPUC have initiated dockets to determine the impacts of tax reform and have requested proposals for how to apply the benefits, starting January 1, 2018 resulting from the change in law. • We filed our initial proposal with the SDPUC in January (with an additional filing due in March) and will make a comprehensive filing with the MPSC by the end of March. Power Cost and Credit Adjustment Mechanism (PCCAM) • In April 2017, the Montana legislature passed House Bill 193, amending the statute that provided for mandatory recovery of our prudently incurred electric supply costs. The revised statute gives the MPSC additional discretion. The MPSC initiated a process to develop a replacement mechanism. In July 2017 we filed a proposed electric PCCAM that was in line with commissioner testimony provided to the legislature in support of HB193. Intervenor testimony was filed in November 2017. In December 2017 the MPSC issued a Notice of Additional Issues stating that the range of options proposed by the parties was not sufficient and directed parties to consider alternatives incorporating risk-sharing features. • On February 7th we filed rebuttal testimony and addressed the MPSC’s additional issues. Intervenor additional issues testimony is due March 23rd and a hearing is scheduled to begin May 31, 2018. • The MPSC decision may apply to variable costs on a retroactive basis to July 1, 2017 (the effective date of HB193). FERC / Dave Gates Generation Station (DGGS) • We received an order from FERC in April 2014 regarding DGGS cost allocation between retail & wholesale customers. • FERC denied our request for rehearing in May 2016 and required us to make refunds in June 2016 totaling $30.8 million. • We filed a petition for review with the US Circuit Court of Appeals for the District of Columbia Circuit in June 2016 and oral argument was held on December 1, 2017. We expect a decision by the end of the second quarter of 2018. Colstrip Unit 4 - Disallowance of Replacement Power Costs • In May 2016, the MPSC issued a final order disallowing recovery of certain costs related to a 2013 outage at Colstrip. • In September 2016 we appealed the order to the Montana District Court arguing the decision was arbitrary and capricious and violated Montana law. We expect a decision on this appeal within the next 12 months.18 Regulatory / Legal Update

NorthWestern’s current planning reserve margin is negative 28% and projected to grow to negative 50% by 2035 without the addition of incremental owned or contracted portfolio resources. Montana Critical Capacity Shortfall 19 • The resource initiatives and actions developed in our Montana 2015 Electricity Resource Procurement Plan (ERPP) identify the critical future needs of our portfolio, including solutions to resolve our current negative planning reserve margin. • On February 7, 2018 we terminated a competitive solicitation process for up to 150 MW of dispatchable generation as a result of a July 2017 decision by the MPSC regarding maximum 15 year contract length for all new generation. • The 2018 ERPP, expected by December, will address issues raised by the MPSC and will identify the lowest-cost / least-risk approach for addressing our intermittent capacity and reserve margin needs in Montana.

Capital Spending Forecast 20 The updated current estimated cumulative 5 year capital spending for is $1.596 billion (previously $1.582 billion). We anticipate funding the expenditures with a combination of cash flows (aided by NOLs available into 2020), the remainder of our current equity distribution program and long-term debt issuances. If other opportunities arise that are not in the above projections (natural gas reserves, asset acquisitions, etc.), additional equity funding may be necessary. Significant Updates Out: Approximately $123 million of previously included investment in capacity generation has been removed pending update of Integrated Resource Plans in both Montana and South Dakota (expected to be completed by year-end 2018). In: Approximately $144 million of incremental investment related to grid modernization and automated meter infrastructure for Montana, South Dakota and Nebraska.

Significant Achievements 21 Strong year for safety at NorthWestern • Continue to be a top performer among Edison Electric Institute member companies. Record best customer satisfaction scores with JD Power & Associates • Once again received our best JD Powers overall satisfaction survey score in 2017. Corporate Governance Finalist • In 2017 NorthWestern’s proxy statement was again recognized as a finalist for “Best Proxy Statement (Small to Mid Cap)” by Corporate Secretary Magazine. We won the award in 2014. Board Diversity Recognition • Recognized for gender diversity on its board of directors by 2020 Women on Boards. Three of the company’s eight independent directors are female. Second Annual Environmental Report • Published in December 2017, this report highlights our commitment to the stewardship of natural resources and our sustainable business practices. Echo Lake Nordic Trail

Looking Forward 22 Spending on the generation assets will be subject to the development of a plan for clear regulatory recovery. Regulatory • Regulatory treatment of tax reform - determine best way to provide long-term benefit to customers and system • Working toward successful implementation of new Power Cost and Credit Adjustment Mechanism • Filing an electric rate case by September 2018 (based on a 2017 test year) Cost Control Efforts • Continue to monitor costs, including labor, benefits and property tax valuations to mitigate increases Continue to Invest in our T&D infrastructure • Transition from DSIP/TSIP to overall infrastructure capital investment plan • Natural gas pipeline investment (Integrity Verification Process and PHMSA1 Requirements) • Grid modernization, advanced distribution management system and advanced metering infrastructure investment Much of our focus in the next year will be on the electric rate case in Montana and controlling our costs to benefit all stakeholders while continuing to invest in our core business to provide safe and reliable energy for our all of our customers. Black Eagle Power House Update Electricity Resource Procurement Plans in Montana & South Dakota • Montana: Least cost / lowest risk approach to address intermittent capacity and reserve margin needs • South Dakota: Generation fleet assessment to evaluate economic retirement / replacement opportunities Natural Gas Reserve Acquisition Opportunities • Acquisitions at a price that benefits both customers and shareholders 1. Pipeline & Hazardous Materials Safety Administration (PHMSA)

Conclusion 23 Best Practices Corporate Governance Pure Electric & Gas Utility Solid Utility Foundation Strong Earnings & Cash Flows Attractive Future Growth Prospects

24 Appendix

25 Electric Segment (Full Year)

26 Natural Gas Segment (Full Year)

27 Segment Results (Full Year)

Summary Financial Results (Fourth Quarter) 28

29 Gross Margin (Fourth Quarter) (dollars in millions) Three Months Ended December 31, 2017 2016 Variance Electric $ 175.0 $ 167.9 $ 7.1 4.2% Natural Gas 60.5 55.0 5.5 10.0% Gross Margin $ 235.5 $ 222.9 $ 12.6 5.7% Increase in gross margin due to the following factors: $ 3.4 Electric retail volumes 3.1 Natural gas retail volumes 1.7 Montana natural gas rates 1.5 2016 Hydro generation rates 0.6 Electric transmission 1.1 Other $ 11.4 Change in Gross Margin Impacting Net Income $ 1.3 Property taxes recovered in trackers 0.5 Operating expenses recovered in trackers (0.4) Production tax credits flowed through trackers (0.2) Gas production gathering fees $ 1.2 Change in Gross Margin Offset Within Net Income $ 12.6 Increase in Consolidated Gross Margin

Weather (Fourth Quarter) 30 Mean Temperature from Normal Oct.-Dec. 2017 Favorable weather has contributed approximately $1.8 million pretax benefit for the quarter as compared to normal, and $2.8 million pretax benefit as compared to same period in the prior year.

Operating Expenses (Fourth Quarter) 31 Increase in operating expenses due mainly to the following factors: $3.5 million decrease in OG&A $ (3.7) Employee benefits and compensation costs $ (0.4) Bad debt expense $ (0.2) Maintenance costs $ (0.2) Natural gas production gathering expense $ 1.0 Non-employee directors deferred compensation $ 0.5 Operating expense recovered in trackers $ (0.5) Other $7.3 million increase in property and other taxes due primarily to plant additions and higher estimated property valuations in Montana. $2.0 million increase in depreciation and depletion expense primarily due to plant additions. (dollars in millions) Three Months Ended December 31, 2017 2016 Variance Operating, general & admin. $ 78.7 $ 82.2 $ (3.5) (4.3%) Property and other taxes 44.1 36.8 7.3 19.8% Depreciation and depletion 41.7 39.7 2.0 5.0% Operating Expenses $ 164.5 $ 158.7 $ 5.8 3.7%

Operating to Net Income (Fourth Quarter) 32 $0.7 million decrease in interest expense was primarily due to refinancing of debt in November 2017. $1.2 million increase in other income due primarily to higher capitalization of allowance for funds used during construction (AFUDC) and a $1.0 million increase of deferred shares held in trust for non-employee directors deferred compensation (which had a corresponding increase to operating, general and administrative expenses). $4.9 million increase in income tax expense due primarily to higher pre-tax income in 2017 and lower plant and depreciation of flow-through items. (dollars in millions) Three Months Ended December 31, 2017 2016 Variance Operating Income $ 71.0 $ 64.2 $ 6.8 10.6% Interest Expense (22.3) (23.0) 0.7 3.0% Other Income 2.5 1.3 1.2 92.3% Income Before Taxes 51.2 42.5 8.7 20.5% Income Tax (Expense) / Credit (3.3) 1.6 (4.9) (312.9%) Net Income $ 47.9 $ 44.1 $ 3.8 8.6%

Income Tax Reconciliation (Fourth Quarter) 33 Our income taxes are higher in fourth quarter 2017 versus the prior year largely due to higher pre-tax income and lower plant and depreciation of flow through items.

34 Segment Results (Fourth Quarter)

NorthWestern Energy Profile 35

These materials include financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures. Non-GAAP Financial Measures 36

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